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                                                                    Exhibit 99.1


                            [Health Care REIT Logo]


F O R    I M M E D I A T E    R E L E A S E

                                                 June 9, 2003
                                                 For more information contact:
                                                 Ray Braun - (419) 247-2800
                                                 Mike Crabtree - (419) 247-2800


                        HEALTH CARE REIT, INC. ANNOUNCES
             SERIES D PREFERRED STOCK OFFERING AND INTENT TO REDEEM
                          ITS SERIES B PREFERRED STOCK

Toledo, Ohio, June 9, 2003........HEALTH CARE REIT, INC. (NYSE/HCN) announced today its intent to issue additional preferred shares under a newly designated Series D Cumulative Redeemable Preferred Stock. The Company also announced that it intends to use the net proceeds of the sale to redeem all 3,000,000 shares of its 8.875% Series B Cumulative Redeemable Preferred Stock (NYSE: HCN PrB, CUSIP:
42217K 205) at a redemption price of $25.00 per share plus accrued and unpaid dividends, as of the redemption date.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At March 31, 2003, we had investments in 248 health care facilities in 33 states with 46 operators and had total assets of approximately $1.6 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believe," "expect," "anticipate," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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